Exhibit 99.2

VANTAGE DRILLING ANNOUNCES CLOSING OF SENIOR SECURED FINANCING

TRANSACTIONS AND REDEMPTION OF OUTSTANDING 11 1/2% SENIOR SECURED

FIRST LIEN NOTES DUE 2015 BY ITS WHOLLY-OWNED SUBSIDIARY OFFSHORE

GROUP INVESTMENT LIMITED

HOUSTON, TX — 3/28/2013 — Vantage Drilling Company (“Vantage”) (NYSE MKT: VTG) announced today that its wholly-owned subsidiary Offshore Group Investment Limited (“OGIL”) closed an offering of $775 million aggregate principal amount of 7.125% Senior Secured First Lien Notes due 2023 (the “Notes”), a Term Loan in the aggregate principal amount of $350 million (the “Term Loan” and collectively with the Notes, the “Financings”) and an Amended and Restated Credit Agreement in the amount of $200 million (the “Credit Agreement”).

In addition, Vantage announced today that OGIL has delivered notice to the holders of all of its outstanding 11 1/2% Senior Secured First Lien Notes due 2015 (the “2015 Notes”) of its intention to redeem any and all of the 2015 Notes pursuant to the Indenture governing the 2015 Notes. The redemption price for the 2015 Notes will be 108.625% of the outstanding principal amount of the 2015 Notes. The redemption of the 2015 Notes is expected to be completed on April 29, 2013.

The Notes were issued at par and are guaranteed by Vantage and each of OGIL’s existing and future subsidiaries and by certain of Vantage’s other subsidiaries. The Notes and the related guarantees are secured by all of OGIL’s assets including a first priority security interest in the Emerald Driller, the Sapphire Driller, the Topaz Driller, the Aquamarine Driller, the Platinum Explorer, the Titanium Explorer and, upon its delivery, the Tungsten Explorer, and by a pledge of the stock of OGIL and the guarantors (other than Vantage), in each case, subject to certain exceptions and permitted liens.

The Term Loan was issued at 98.50% of its face value and will bear interest at adjusted LIBOR plus a margin of 4.50% per annum, with a LIBOR floor of 1.25% per annum or the alternative base rate (based on the highest of Citibank’s prime rate, the federal funds rate minus 0.50% and one-month adjusted LIBOR plus 1.00%) plus a margin of 3.50% per annum. The Term Loan will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan, with the balance payable on the sixth anniversary of the Term Loan. The Term Loan is secured by the same collateral securing the Notes.

The Credit Agreement has a maturity date of April 25, 2017 and will bear interest at the adjusted base rate plus a margin of 2.50% per annum or LIBOR plus a margin of 3.50% per annum, at our option. Under the Credit Agreement, we can draw amounts for advances and letters of credit up to an aggregate principal amount of $200 million. The Credit Agreement is secured by the same collateral as the Notes and the Term Loan.

The net proceeds from the Financings will be used by OGIL (i) to pay the total consideration and accrued and unpaid interest on the 2015 Notes purchased in accordance with the terms of the tender offer and consent solicitation for the outstanding 2015 Notes, (ii) for general corporate purposes and (iii) to pay fees and expenses related to the Financings. The Credit Agreement may be used by Vantage and OGIL from time to time for the issuance of letters of credit and for general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption under the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Vantage

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements”. These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.